SUB-ITEM 77K:  Changes in registrant's certifying accountant.


On December 15, 2005, Tait, Weller & Baker, LLP was replaced as the independent registered public accounting firm for The Elite Group of Mutual Funds ("the Funds"). The decision to replace Tait, Weller & Baker, LLP was approved by the Funds' audit committee and was ratified by its Board of Trustees. Tait, Weller & Baker, LLP had served as the Funds' independent registered public accounting firm for each of the two years in the period ended September 30, 2005. Tait, Weller & Baker, LLP had issued reports on the financial statements of the Funds for each of those years. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

At no time preceding the removal of Tait, Weller & Baker, LLP were there any disagreements between the management of the Funds and Tait, Weller & Baker, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, Weller & Baker, LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the removal of Tait, Weller & Baker, LLP did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

On December 15, 2005, the Funds' Board of Trustees engaged the firm of Briggs, Bunting & Dougherty, LLP to serve as the new independent registered public accounting firm to the Funds. At no time preceding the engagement of Briggs Bunting & Dougherty, LLP did the Funds' management consult Briggs Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Funds have provided Tait, Weller & Baker, LLP with a copy of these disclosures and have requested that Tait, Weller & Baker, LLP furnish the Funds with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, detailing the particular statements with which it does not agree.